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                                                                     EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                       OF
                        AMERICAN MUTUAL HOLDING COMPANY


         AMERICAN MUTUAL LIFE INSURANCE COMPANY ("American Mutual"), Des Moines, Iowa, an Iowa mutual life insurance company organized under Chapters 491 and 508, 1995 Code of Iowa, acting as incorporator, does hereby form a mutual corporation (the "Corporation") under the provisions of Chapter 491, 1995 Code of Iowa, and does hereby adopt the following Articles of Incorporation.

                            ARTICLE I: ORGANIZATION

         Section 1.1. The Corporation is a mutual insurance holding company resulting from the reorganization of American Mutual pursuant to Section 521A.14, 1995 Iowa Code Supplement ("Section 521A.14"). The corporation shall not have common stock. Pursuant to the reorganization, American Mutual has concurrently herewith restated its Articles of Incorporation as a stock life insurance company and has changed its name to AmerUs Life Insurance Company ("Stock Life Company").

                     ARTICLE II: NAME AND PLACE OF BUSINESS

         Section 2.1. The name of the Corporation shall be AMERICAN MUTUAL HOLDING COMPANY.

         Section 2.2. The principal place of business of the Corporation shall be in the Des Moines metropolitan area, Polk County, Iowa.

                        ARTICLE III: PURPOSES AND POWERS

         Section 3.1. The Corporation has the purpose of engaging in any lawful business.

         Section 3.2. The Corporation has the same power as an individual to do all things necessary or convenient to carry out its business and affairs, including without limitation power to do all the following:

         a. Sue and be sued, complain, and defend in its corporate name;

         b. Have a corporate seal, which may be altered at will, and use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

         c. Make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of this state, for managing the business and regulating the affairs of the Corporation;

         d. Purchase, receive, lease, or otherwise acquire, and own, hold, improve, use and otherwise deal with, real or personal property, or any legal or equitable interest in property, wherever located;

         e. Except as provided by statute or rules applicable to the Corporation, sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

         f. Except as provided by statute or rules applicable to the Corporation, purchase, receive, subscribe for, or otherwise acquire, own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of, and deal in and with shares or other interests in, or obligations of, any other entity;



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         g. Except as provided by statute or rules applicable to the
Corporation, make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations and secure any of its obligations by mortgage or pledge of any of its property, franchises, or income;

         h. Lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

         i. Be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

         j. Conduct its business, locate offices, and exercise the powers granted by this chapter within or without this state;

         k. Elect directors and appoint officers, employees, and agents of the Corporation, define their duties and fix their compensation;

         l. Pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, and benefit or incentives plans for any or all of its current or former directors, officers, employees, and agents;

         m. Make donations for the public welfare or for charitable, scientific, or educational purposes;

         n. Transact any lawful business that will aid governmental policy;

         o. Make payments or donations, or do any other act, not inconsistent with law, that furthers the business and affairs of the corporation;

and all other powers of a business corporation as if this Corporation was incorporated pursuant to the Iowa Business Corporation Act, Chapter 490, Code of Iowa (1995), and all acts amendatory thereof or additional thereto.

                            ARTICLE IV: COMMENCEMENT

         Section 4.1. The time of commencement of the existence of the Corporation is 11:59 p.m., June 30, 1996.

                              ARTICLE V: DURATION

         Section 5.1. The Corporation shall have perpetual existence unless sooner dissolved as provided by law.

                              ARTICLE VI: MEMBERS

         Section 6.1. Each person who, and each corporation, firm or association which, is the owner of a policy or contract of life or health insurance or annuity issued or assumed by American Mutual which is in force at the time of commencement of the existence of the Corporation shall be a member of the Corporation so long as the policy or contract of insurance or annuity remains in force.

         Section 6.2. Each person who, and each corporation, firm or corporation which, is the owner of a policy or contract of insurance issued or assumed by an insurance company which reorganizes from a domestic mutual insurance company pursuant to subsection 2 of Section 521A.14, by merging its policyholders' membership interests into the Corporation and continuing its corporate existence as a stock



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insurance company subsidiary of the Corporation (hereinafter called "Additional
Insurance Company Subsidiary") which is in force on the effective date of such reorganization shall be a member of the Corporation so long as the policy or contract of insurance or annuity remains in force.

         Section 6.3. Except as provided in Section 6.1 or 6.2, each person who, and each corporation, firm or association which, is the owner of a policy or contract of life or health insurance or annuity issued by Stock Life Company or an Additional Insurance Company Subsidiary in force on or after two years from the date of commencement of the existence of the Corporation (other than a policy or contract of reinsurance and other than a policy or contract of life or health insurance or annuity which by resolution duly adopted by the Board of Directors and approved by the Commissioner of Insurance of the State of Iowa does not carry a membership interest) shall be a member of the Corporation, unless otherwise provided by the Bylaws of the Corporation, for so long as such policy or contract or annuity remains in force.

         Section 6.4. A member's membership interest in the Corporation shall automatically follow and shall not be severable from the policy or contract of insurance or annuity by virtue of which the member's membership in the Corporation is derived. Upon lapse or termination of the policy or contract of insurance or annuity by virtue of which the member's membership in the Corporation is derived, the member's membership in the Corporation shall automatically terminate and cease and the member shall not be entitled to receive any distribution or compensation from the Corporation for the member's membership in the Corporation. A members' membership interest shall not constitute a security or an investment contract.

         Section 6.5. A member's membership in the Corporation, or any rights appertaining thereto or derived therefrom, shall not be conveyable, transferable, assignable, salable, (including judicial sale), devisable, inheritable, or be alienable in any manner whatsoever, including transfer by operation of law, except as the ownership of the policy or contract of insurance or annuity by virtue of which the member's membership in the Corporation is derived is conveyed, transferred, assigned, sold, devised, or distributed under the statutes of intestate succession.

         Section 6.6. A member's membership in the Corporation, or any rights appertaining thereto or derived therefrom, shall not separate from the policy or contract of life or health insurance or annuity by virtue of which the member's membership in the corporation is derived, be subject to attachment, execution or levy, or be subject to a lien, mortgage, security interest or in any manner be used as collateral or otherwise be hypothecated.

         Section 6.7. The rights of a member as a member of the Corporation shall be limited to the right to vote as provided by these Articles of Incorporation and the Bylaws of the Corporation at an annual or special meeting of the Corporation and on any proposition submitted to a vote and as provided by law. The voting rights of the members shall be equal, subject to the provisions of Section 10.2. A member shall have only one vote regardless of the number of policies or contracts of insurance or annuities owned by that member. Rights of members, other than the right to vote, shall be ratable as provided by law, the Bylaws or as determined by the Board of Directors.


                            ARTICLE VII: LIMITATIONS


         Section 7.1. Pursuant to the reorganization of American Mutual, the Corporation will receive all of the initial shares of the capital stock of Stock Life Company. Pursuant to the reorganization of a domestic mutual insurance company which results in its becoming an Additional Insurance Company Subsidiary, the Corporation will receive all of the initial shares of the capital stock of any Additional Insurance Company Subsidiary. The Corporation shall at all times retain direct or indirect ownership and control of a majority of the voting shares of capital stock of Stock Life Company and of any Additional



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Insurance Company Subsidiary. The Corporation shall not convey, transfer, assign, pledge, subject to a security interest or lien, encumber, or otherwise hypothecate or alienate voting shares of the capital stock of Stock Life Company or of any Additional Insurance Company Subsidiary such that the Corporation retains less than direct or indirect ownership and control of a majority of the voting shares of the capital stock of Stock Life Company or of any Additional Insurance Company Subsidiary. As used in this section "majority of the voting shares" means shares which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock of Stock Life Company and of any Additional Insurance Company Subsidiary for the election of directors and on all other matters submitted to a vote of the shareholders.

         Section 7.2. The Corporation shall not pay dividends or make other distributions or payments of income or profits, except as provided in Section
7.3 or as otherwise directed or approved by the Commissioner of Insurance of the State of Iowa. No member shall have the right to receive in any manner, nor have the right to the benefit of, such dividend, distribution or payment until the Board of Directors declares such dividend, distribution or payment and the terms and conditions of any such dividend, distribution or payment are approved by the Commissioner of Insurance of the State of Iowa. The Board of Directors may, in its sole discretion, from time to time waive the receipt by the Corporation of any or all dividends, distributions or payments or any part thereof, from Stock Life Company and any Additional Insurance Company Subsidiary upon the condition that the amount of any dividends, distributions or payments waived be applied by the Stock Life Company and any Additional Insurance Company Subsidiary respectively for the sole benefit of those policyowners who are members.

         Section 7.3. In the event of the voluntary dissolution or liquidation of the Corporation, any surplus of the Corporation remaining after payment of all liabilities of the Corporation shall be distributed to the members at the time of such dissolution or liquidation as determined by the Board of Directors and approved by the Commissioner of Insurance of the State of Iowa.


                  ARTICLE VIII: EXEMPTION FROM CORPORATE DEBTS


         Section 8.1. The private property of the members, officers and directors of the Corporation shall in no case be liable for corporate debts but shall be exempt therefrom.

         Section 8.2. Members shall not be personally liable for the acts, debts, or liabilities of the Corporation.

         Section 8.3. Members shall not be subject to assessments.


                  ARTICLE IX: BOARD OF DIRECTORS AND OFFICERS


         Section 9.1. The corporate powers of the Corporation shall be exercised by the Board of Directors, and by such officers and agents as the Board may authorize, elect or appoint. The Board of Directors shall consist of not less than seven (7) nor more than twenty-one (21) directors. The directors shall be divided into five classes as nearly equal numerically as possible, determined by terms expiring in successive years. Each director shall serve a term of approximately five years, except where it is necessary to fix a shorter term in order to preserve the classification. The term of office of each director shall begin at the annual meeting at which such director is elected or at the time elected by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is elected and shall be eligible for re-election. At any meeting of the Board of Directors of the Corporation any vacancy or vacancies on the Board of Directors may be filled by the Board of Directors until the next annual meeting of the Corporation, provided, however, that any vacancy occurring by reason of death, resignation, retirement or removal may be filled for the unexpired term to which such vacancy relates.




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         Section 9.2. The initial Board of Directors shall consist of eleven
(11) members. The initial Board of Directors shall be:


     Name                          Address                    Term Ending
     ----                          -------                    -----------

Jack C. Pester                11 Auburn Place                    1997
                              West University Place
                              Houston, TX  77005

John A. Wing                  1233 Crain                         1997
                              Evanston, IL  60202

Roger K. Brooks               300 Walnut Street                  1998
                              Des Moines, IA  50309

Malcolm Candlish              465 Walls Way                      1998
                              Osprey, FL  34229

John R. Albers                3825 Gillon Avenue                 1999
                              Dallas, TX  75205

Dr. Joseph A. Borgen          RR 1 Box 119                       1999
                              St. Charles, IA  50240

Thomas F. Gaffney             2091 Oceanview Drive North         2000
                              Tierra Verde, FL  33715

Sam C. Kalainov               681 50th Street                    2000
                              Des Moines, IA  50312

John W. Norris, Jr.           2100 Lake Park Blvd.               2000
                              Richardson, TX  75080

Wesley H. Boldt               2300 Thornton                      2001
                              Des Moines, IA  50321

D T Doan                      670 58th Place                     2001
                              West Des Moines, IA  50266


who shall serve a term expiring at the annual meeting of the Corporation in the year set forth following their respective names and addresses above and until their successors are elected and qualified.

         Section 9.3. The number of directors may be increased or decreased from time to time by the Board of Directors within the limits fixed by these Articles of Incorporation; provided, however, that such number may not be increased by more than three in any one year and any increase shall require the approval of at least two-thirds of the entire Board of Directors.

         Section 9.4. The Board of Directors solely shall have the power to: (i) adopt Bylaws of this Corporation and rules and regulations for the transaction of the business of the Corporation not inconsistent with these Articles of Incorporation or the laws of the State of Iowa; and (ii) to amend or repeal such Bylaws, rules and regulations. The Bylaws shall provide for the officers of the Corporation



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and for their election or appointment. The Bylaws shall provide procedures for the nomination and election of directors. The Board of Directors may fix reasonable compensation of the directors for their service.

         Section 9.5. The Board of Directors shall have the power, without a vote of the members of the Corporation, to approve, authorize and accomplish the merger of a domestic mutual insurance company's policyholders' membership interests into the Corporation pursuant to the reorganization of the domestic mutual insurance company in accordance with the provisions of subsection 2 of
Section 521A.14, by which the domestic mutual insurance company will continue its corporate existence as a stock company, all of the initial shares of the capital stock of which shall be issued to the Corporation.

         Section 9.6. The Board of Directors shall have the power, without a vote of the members of the corporation, to approve, authorize and accomplish the merger of a mutual insurance holding company which has resulted from the reorganization of a domestic mutual insurance company pursuant to Section 521A.14, and which has surplus equal to not more than twenty-five percent (25%) of the surplus of the combined companies, provided the Corporation is the surviving corporation.

         Section 9.7. By a two-third's vote of the entire Board, the Board of Directors may remove any director from office, and the Board shall have the power to fill such vacancy as hereinbefore provided. A director shall not otherwise be removed from office. The Board of Directors by a majority vote may remove any officer from office and shall have the power to fill any vacancy occurring for any reason among the officers of the corporation.

         Section 9.8. The Corporation shall not loan money to a director or officer of the Corporation.

         Section 9.9. A director, in determining what is in the best interests of the Corporation when considering an offer or proposal of acquisition, merger or consolidation of the Corporation or a similar proposal, may consider any or all of the following community interest factors, in addition to consideration of the effects of any action on members: (i) the effects of action on the Corporation's employees, suppliers, creditors and customers; (ii) the effects of the action on the communities in which the Corporation operates; (iii) the long-term as well as short-term interests of the Corporation and its members, including the possibility that these interests may be best served by the continued independence of the Corporation.

         If on the basis of the community interest factors described above, the Board of Directors determines that a proposal or offer to acquire or merge the Corporation is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board of Directors determines to reject any such proposal or offer, the Board of Directors has no obligation to facilitate, to remove any barriers to, or to refrain from impeding, the proposal or offer. Consideration of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the director to the members, or a group of members, even if the director reasonably determines that a community interest factor or factors outweigh the financial or other benefits to the Corporation or a member or group of members.

         Section 9.10. A director of the Corporation shall not be personally liable to the Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the Corporation or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for a transaction from which the director derives an improper personal benefit. If Chapter 491, Code of Iowa (1995), is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by Chapter 491, Code of Iowa
(1995), as so amended. Any repeal or modification of the



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provisions of this Section 9.10 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


           ARTICLE X: ANNUAL MEETINGS AND SPECIAL MEETINGS OF MEMBERS


         Section 10.1. The annual meeting of the members of the Corporation shall be held at the principal office of the corporation in the City of Des Moines, Iowa, at ten o'clock a.m. on the first Tuesday in May of each year for the election of a director or directors and the transaction of any other business properly coming before the annual meeting.

         Section 10.2. At any annual or special meeting of the members of the Corporation, each member who was a member on the last day of the month next preceding a date ninety (90) days preceding such meeting ("Qualified Voter"), shall have one vote upon any proposition coming before such meeting, which vote may only be cast in person or by a ballot mailed by the Qualified Voter to the Corporation in accordance with such regulations as may be provided by the Bylaws. Votes may not be cast by proxy. A Qualified Voter shall not agree to cast the Qualified Voter's vote for or against any proposition in exchange for a valuable consideration. Any vote so cast shall be void. Except as provided in
Section 10.5, any proposition submitted to the vote of the Qualified Voters shall be carried or lost in accordance with the majority of the votes cast in person or by ballot for or against.

         Section 10.3. Special meetings of the members of the Corporation may be called at any time by a majority of the Board of Directors. Notice of a special meeting, stating the time and place of holding the meeting and the purpose thereof, shall be given by mailing notice of the special meeting addressed to the Qualified Voter at the Qualified Voter's post office address as the same appears on the records of the Corporation. Special meetings shall be held on the date and at the place stated in the notice, which shall be not less than twenty
(20) nor more than sixty (60) days after such notice is mailed.

         Section 10.4. A quorum at any annual or special meeting of the members of the Corporation shall consist of at least twenty-five (25) Qualified Voters.

         Section 10.5. In addition to any vote, concurrence, consent or approval by the members required by the laws of the State of Iowa or any other provision of these Articles of Incorporation or otherwise, in the event the following propositions, proposals or actions have not been approved by a resolution duly adopted by the Board of Directors, the affirmative vote, concurrence, consent or approval of at least seventy-five percent (75%) of the Qualified Voters shall be required to authorize, adopt or approve: (i) the sale, lease or exchange of all or a substantial part of the assets of the Corporation; (ii) the distribution of all or any part of the surplus of the Corporation; (iii) the dissolution or liquidation of the Corporation; (iv) the acquisition, merger, consolidation of the Corporation, or a similar proposal; (v) demutualization of the Corporation or other conversion of the Corporation into a stock company; or (vi) amending the Articles of Incorporation of the Corporation. The Board of Directors may, in its sole discretion, determine whether or not or when a proposition as set forth in paragraphs (i) through (vi) of this Section 10.5 which has not been approved by a resolution duly adopted by the Board of Directors, irrespective of how or by whom the proposition was initiated, will be submitted to the Qualified Voters.


                          ARTICLE XI: INDEMNIFICATION


         Section 11.1. The Corporation shall have the power to indemnify as provided in Section 491.16, Code of Iowa (1995), as it may be amended from time to time. Any repeal or modification of this Section 11.1 or of Section 491.16, Code of Iowa (1995), shall not adversely affect any right of indemnification of a director, officer, employee or agent of the Corporation existing at any time prior to such repeal or modification.




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                        ARTICLE XII: CHANGE OF ARTICLES


         Section 12.1. These Articles of Incorporation may be changed or amended at any annual meeting of the members of the Corporation or at any special meeting called for that purpose, provided the change or amendment is proposed, filed and notice is given as hereinafter provided. No change or amendment other than such as may be proposed by the Board of Directors shall be voted upon at any meeting unless the proposed change or amendment is requested in writing by at least five percent (5%) of the Qualified Voters of the Corporation. A written copy of such change or amendment, whether proposed by the Board of Directors or by the Qualified Voters, must be filed with the Secretary of the Corporation at least ninety (90) days prior to the meeting at which it is proposed. The said change or amendment shall be acted upon and a copy thereof mailed, not less than twenty (20) nor more than sixty (60) days prior to the said annual or special meeting, to each Qualified Voter of the Corporation at his post office address as the same appears on the records of the Corporation.

         Section 12.2. When changes or amendments to the Articles of Incorporation are proposed other than by the Board of Directors, such requests or proposals shall include the signature, address and policy or contract number of the Qualified Voters signing the same.


Dated this 13th day of June, 1996.


[SEAL]


                                   AMERICAN MUTUAL LIFE INSURANCE COMPANY


                                    By  /s/ SAM C. KALAINOV
                                        ---------------------------------------
Attest:                                 Sam C. Kalainov, Chairman



/s/ JAMES A. SMALLENBERGER          By  /s/ ROGER K. BROOKS
---------------------------------       ----------------------------------------
James A. Smallenberger, Secretary       Roger K. Brooks, Chief Executive Officer


STATE OF IOWA              )
                           ) SS
COUNTY OF POLK             )


         On this 13th day of June, 1996, before me, the undersigned, a Notary Public in and for said State, personally appeared Sam C. Kalainov and Roger K. Brooks, being by me duly sworn, did say that they are the Chairman and Chief Executive Officer, respectively, of American Mutual Life Insurance Company, executing the within and foregoing instrument; that the seal affixed thereto is the seal of said corporation; that said instrument was signed (and sealed) on behalf of said corporation by authority of its Board of Directors; and the said Chairman and Chief Executive Officer, as such officers, acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.

                              /s/ JULIE LYNN KETTERER
                              ------------------------------------------
                              Notary Public in and for said State





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                            CERTIFICATE OF APPROVAL


         The foregoing Articles of Incorporation of American Mutual Holding Company, having been submitted to us for examination and we, in our respective capacities as Commissioner of Insurance and as Attorney General of the State of Iowa having examined them and having found them to be in accordance with the provisions of Chapter 491, Code of Iowa (1995) and Section 521A.14, 1995 Iowa Code Supplement, do hereby approve them this 19th day of June, 1996.

                                        /s/ ROBERT L. HOWE
                                        ------------------------------------
                                        Deputy Commissioner of Insurance and
                                            Chief Examiner State of Iowa



                                        /s/ SCOTT M. GALENBECK
                                        ------------------------------------
                                             Assistant Attorney General
                                                   State of Iowa